GameTech Reports 3rd Quarter 2007 Fiscal Results

GameTech International, Inc. (Nasdaq: GMTC - News), a leading designer, developer and marketer of computerized bingo and gaming equipment, systems, and services, today announced financial results for the Company’s third fiscal quarter and nine-month period ended July 31, 2007. Net income totaled $1.1 million for the quarter, or $0.08 per fully diluted share, which is down from $1.3 million and $0.10 per fully diluted share for the third quarter in fiscal 2006. Results for the quarter were impacted by a significant increase in interest expense related to the Summit acquisition as well as related amortization expense. Year-to-date net income for fiscal 2007 reached $3.4 million, or $0.26 per fully diluted share, compared with $3.3 million or $0.26 per fully diluted share for the comparable nine-month period in 2006.

Company Highlights:

•
Net income for the third quarter of fiscal 2007 was $1.1 million, compared with $1.3 million for the same period in fiscal 2006; net income for the first nine months of fiscal 2007 was $3.4 million compared with $3.3 million in the same period in fiscal 2006, an increase of 0.3%.

•	Net income per fully diluted share reached $0.08 for the third quarter and $0.26 for nine months, compared with $0.10 and $0.26 for the same periods in fiscal 2006.
•
Revenue for the third quarter of fiscal 2007 was $16.6 million compared with $12.4 million for the same period in fiscal 2006. Revenue for the first nine months of fiscal 2007 was $42.1 million compared with $37.3 million for the same period in fiscal 2006.

•
EBITDA for the third quarter of fiscal 2007 was $5.6 million compared with $4.7 million for the same period in fiscal 2006. EBITDA for the first nine months of fiscal 2007 was $14.6 million compared with $13.0 million for the same period in fiscal 2006.

•	During the quarter, Donald Tateishi was named Chief Financial Officer and Nick Greenwood was named VP of Sales and Product Marketing.

Third quarter revenue totaled $16.6 million compared with $12.4 million for the comparable quarter during fiscal 2006. Revenue for the nine-month period ended July 31, 2007, was $42.1 million compared with $37.3 million for the comparable period in fiscal 2006. The increase in revenue for the three and nine-month periods ended July 31, 2007 was primarily due to a full quarter of results from the acquisition of Summit Amusement & Distributing, LTD., a manufacturer of video lottery terminals. While bingo revenue was impacted by the loss of certain accounts in the domestic market, they were offset in part by increases in the Michigan, Louisiana, Oklahoma, and the United Kingdom markets.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “The third quarter saw continued revenue growth in some of the larger domestic bingo markets, as well as in the United Kingdom. Helping to offset erosion in some of the more mature domestic bingo markets will be continued expansion into new domestic and international markets, such as the recently announced contract with MECCA Bingo in the United Kingdom which represented the single largest contract in GameTech’s history. Our Summit division’s results for the quarter were impacted by delays in the Louisiana market that did not allow the opportunity to realize the full potential of the market in the third quarter. We continue to look forward to capitalizing on the both near-term and long-term opportunities for our Summit division in both existing and new gaming markets. Additionally, GameTech continues to develop its technical capabilities in wireless to serve the newly developing wireless mobile gaming market. For the balance of the fiscal year and into 2008, we anticipate developing new business from the introduction of new products in both the bingo and video lottery terminal markets as well as pursuing strategic opportunities as they arise.”

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices. Under the Summit Gaming ™ brand the company provides video lottery terminal devices and related software and content. GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our potential expansion of business internationally, our potential expansion of the Summit division’s business, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our ability to successfully integrate, operate and grow Summit's business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.

(dollars in thousands)
	Three Months Ended July 31,				Nine Months Ended July 31,
	2007		2006		2007		2006
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)

Net revenue	$16,637	100.0%	$12,430	100.0%	$42,065	100.0%	$37,310	100.0%
Cost of revenue	8,047	48.4%	5,113	41.1%	18,916	45.0%	14,720	39.5%
Gross profit	8,590	51.6%	7,317	58.9%	23,149	55.0%	22,590	60.5%

Operating expenses:
General and administrative	2,430	14.6%	1,885	15.2%	6,398	15.2%	6,799	18.2%
Sales and marketing	2,528	15.2%	2,777	22.3%	8,459	20.1%	8,288	22.2%
Research and development	1,064	6.4%	550	4.4%	2,451	5.8%	2,227	6.0%
Loss contingencies	31	0.2%	33	0.3%	124	0.3%	99	0.3%
Total operating expenses	6,053	36.4%	5,245	42.2%	17,432	41.4%	17,413	46.7%

Income from operations	2,537	15.2%	2,072	16.7%	5,717	13.6%	5,177	13.9%

Interest expense	(976)	(5.9%)	-	0.0%	(1,332)	(3.2%)	-	0.0%
Other income (expense), net	213	1.3%	129	1.0%	539	1.3%	328	0.9%
Income before income taxes	1,774	10.7%	2,201	17.7%	4,924	11.7%	5,505	14.8%

Provision for income taxes	695	4.2%	879	7.1%	1,827	4.3%	2,158	5.8%
Income from operations, net of tax	1,079	6.5%	1,322	10.6%	3,097	7.4%	3,347	9.0%

Cumulative effect of a change in accounting estimate (net of tax)	-	0.0%	-	0.0%	261	0.6%	-	0.0%
Net income	$1,079	6.5%	$1,322	10.6%	$3,358	8.0%	$3,347	9.0%

Net income per share:
Basic
Income from operations	$0.09		$0.11		$0.25		$0.28
Cumulative effect of a change in accounting estimate (net of tax)	$-		$-		$0.02		$-
Net income	$0.09		$0.11		$0.27		$0.28

Diluted
Income from operations	$0.08		$0.10		$0.24		$0.26
Cumulative effect of a change in accounting estimate (net of tax)	$-		$-		$0.02		$-
Net income	$0.08		$0.10		$0.26		$0.26

Shares used in calculated net income per share:
Basic	12,580		12,312		12,552		12,107
Diluted	12,890		12,969		13,029		12,684

Select Balance Sheet Data:
(dollars in thousands)

	July 31, 2007	October 31, 2006
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$8,384	$5,411
Short-term investments	5,167	7,408
Restricted short-term investments	4,515	4,515
Total current assets	33,223	23,984
Total assets	102,564	59,214
Total current liabilities	12,592	8,572
Total liabilities	49,003	9,380
Total stockholders' equity	53,561	49,834
Total liabilities and stockholders' equity	102,564	59,214

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA:
(dollars in thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$1,079	$1,322	$3,358	$3,347
Add back:
Amortization and depreciation	3,045	2,567	8,635	7,698
Interest income and other (income) expense, net	763	(96)	793	(228)
Provision for income taxes	695	879	1,827	2,158
EBITDA	$5,582	$4,672	$14,613	$12,975